AMENDED AND RESTATED

MASTER DISTRIBUTION PLAN

(INVESTOR CLASS SHARES)

(Effective July 1, 2004)

SECTION 1. Each registered investment company, as described in Schedule A to this plan (each individually referred to as “Fund”, or collectively, “Funds”), severally, on behalf of each of its series of beneficial interest set forth in Schedule A to this plan (each, a “Portfolio”), may act as a distributor of the Investor Class Shares of such Portfolio (the “Shares”) of which such Fund is the issuer, pursuant to Rule12b-1 under the Investment Company Act of 1940 (the “1940 Act”), according to the terms of this Amended and Restated Master Distribution Plan (the “Plan”).

SECTION 2. Each Fund, on behalf of a Portfolio, is hereby authorized to expend, out of its assets, on a monthly basis, and shall reimburse A I M Distributors, Inc. (“Distributors”) to such extent, for Distributors’ actual direct expenditures incurred over a rolling twelve-month period (or the rolling twenty-four month period specified below) in engaging in the activities and providing the services specified in Sections 3 and 4 below, an amount computed at an annual rate of 0.25% of the average daily net assets of such Portfolio during the month. Distributors shall not be entitled hereunder to reimbursement for overhead expenses (overhead expenses defined as customary overhead not including the costs of Distributors’ personnel whose primary responsibilities involve marketing of the Funds). Payments by a Fund on behalf of a Portfolio hereunder, for any month, may be made only with respect to: (a) expenditures incurred by Distributors during the rolling twelve-month period in which that month falls, or (b) to the extent permitted by applicable law, for any month during the first twenty-four months following a Portfolio’s commencement of operations, expenditures incurred by Distributors during the rolling twenty-four month period in which that month falls, and any expenditures incurred in excess of the limitations described above are not reimbursable. No Fund on behalf of a Portfolio shall be authorized to expend, for any month, a greater amount out of its assets to reimburse Distributors for expenditures incurred during the rolling twenty-four month period referred to above than it would otherwise be authorized to expend out of its assets to reimburse Distributors for expenditures incurred during the rolling twelve-month period referred to above.

Expenses incurred pursuant to this Plan shall be subject to any applicable limitations imposed from time to time by the applicable rules of NASD Inc. (“NASD”).

SECTION 3. The Fund may expend amounts under this Plan to finance distribution-related services for the Shares of each Portfolio. Distribution-related services shall mean any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, organizing and conducting sales seminars, implementing advertising programs, engaging finders and paying finders fees, printing prospectuses and statements of additional information (and supplements thereto) and annual and semi-annual reports for other than existing shareholders, preparing and distributing advertising material and sales literature, making supplemental payments to dealers and other institutions as asset-based sales charges, and administering this Plan.

The Fund has selected Distributors to provide distribution-related services on behalf of and for the Shares of each Portfolio. Distributors may provide such distribution-related services either directly or through third parties.

The specific activities and services to be provided by Distributors hereunder shall include one or more of the following: (a) the payment of compensation (including trail commissions and incentive compensation) to securities dealers, financial institutions and other organizations, which may include Distributors-affiliated companies, that render distribution and administrative services in connection with the distribution of the Fund’s Investor Class Shares; (b) the printing and distribution of reports and prospectuses for the use of potential investors in the Fund; (c) the preparing and distributing of sales literature; (d) the providing of advertising and engaging in other promotional activities, including direct mail solicitation, and television, radio, newspaper and other media advertisements; and (e) the providing of such other services and activities as may from time to time be agreed upon by the Fund.

SECTION 4. The Fund, on behalf of a Portfolio, may also expend amounts under this Plan to finance payments of service fees under arrangements for personal continuing shareholder services, up to a maximum annual rate of 0.25% of the average daily net assets of the Investor Class Shares of such Portfolio. Personal continuing shareholder services may include, but shall not be limited to, the following: (i) distributing sales literature to customers; (ii) answering routine customer inquiries concerning the Fund and the Shares; (iii) assisting customers in changing dividend options, account designations and addresses, and in enrolling in any of several retirement plans offered in connection with the purchase of Shares; (iv) assisting customers in the establishment and maintenance of customer accounts and records, and in the placement of purchase and redemption transactions; (v) assisting customers in investing dividends and capital gains distributions automatically in Shares; and (vi) providing such other information and services as the Fund or the customer may reasonably request.

Distributors may implement these arrangements either directly or through third parties.

SECTION 5. All amounts expended pursuant to this Plan shall be paid to Distributors pursuant to the related agreement to this Plan attached hereto as Exhibit A and are the legal obligation of the Fund and not of Distributors. The maximum service fee payable by the Fund on behalf of a Portfolio for personal continuing shareholder services shall be twenty-five one-hundredths of one percent (0.25%), or such lower rate for the Portfolio as is specified on Schedule A, per annum of the average daily net assets of the Portfolio attributable to the Shares owned by the customers of entity providing such shareholder services.

No provision of this Plan shall be interpreted to prohibit any payments by the Fund with respect to the Shares of a Portfolio during periods when the Fund has suspended or otherwise limited sales of such Shares.

SECTION 6. Distributors shall provide to the Fund’s Board of Trustees (“Board of Trustees”) and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

SECTION 7. This Plan and any agreement related to this Plan shall become effective immediately, with respect to any Portfolio, upon the receipt by the applicable Fund of both (a) the affirmative vote of a majority of the Board of Trustees of the Fund, and (b) the affirmative vote of a majority of those trustees (“Trustees”) of the Fund who are not “interested persons” of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Dis-interested Trustees”), cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

SECTION 8. Any material amendments to this Plan must be approved, with respect to any Portfolio, by both (a) the affirmative vote of a majority of the Board of Trustees of the applicable Fund, and (b) the affirmative vote of a majority of the Dis-interested Trustees, cast in person at a meeting called for the purpose of voting on the amendment. In addition, this Plan may not be amended with respect to the Shares of any Portfolio to increase materially the amount to be spent for distribution provided for in Section 2 hereof unless such amendment is approved by a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Shares of such Portfolio.

SECTION 9. Unless sooner terminated pursuant to Section 10, this Plan and any related agreement shall continue in effect for the Shares of each Portfolio until June 30, 2005 and thereafter each shall continue in effect so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Plan in Section 7.

SECTION 10. This Plan may be terminated with respect to the Shares of any Portfolio at any time by vote of a majority of the Dis-interested Trustees of the applicable Fund, or by vote of a majority of the outstanding Shares of such Portfolio. If this Plan is terminated with respect to a Portfolio, the obligation of the Fund to make payments pursuant to this Plan with respect to such Portfolio will also cease and the Fund will not be required to make any payments with respect to such Portfolio beyond the termination date.

SECTION 11. Any agreement related to this Plan shall be made in writing, and shall provide:

(a) that such agreement may be terminated at any time, with respect to the Shares of any Portfolio, without payment of any penalty, by vote of a majority of the Dis-interested Trustees of the applicable Fund or by a vote of the outstanding Shares of such Portfolio, on not more than sixty (60) days’ written notice to any other party to the agreement; and

(b) that such agreement shall terminate automatically in the event of its assignment.

SCHEDULE A

TO

MASTER DISTRIBUTION PLAN

(INVESTOR CLASS SHARES)

AIM COMBINATION STOCK & BOND FUNDS

Portfolio – Investor Class Shares

INVESCO Core Equity Fund

INVESCO Total Return Fund

AIM EQUITY FUNDS

Portfolio – Investor Class Shares

AIM Large Cap Growth Fund

AIM INTERNATIONAL MUTUAL FUNDS

Portfolio – Investor Class Shares

AIM European Growth Fund

AIM INVESTMENT SECURITIES FUNDS

Portfolio – Investor Class Shares

AIM High Yield Fund

AIM Income Fund

AIM Intermediate Government Fund

AIM Municipal Bond Fund

AIM Real Estate Fund

AIM SECTOR FUNDS

Portfolio – Investor Class Shares

INVESCO Technology Fund

AIM STOCK FUNDS

Portfolio - Investor Class Shares

INVESCO Dynamics Fund

INVESCO Small Company Growth Fund